EXHIBIT 99.1

Investor Relations Contact:
 Ken Lowe
Sigma Designs, Inc.
Tel: 408/957-9850
Fax: 408/957-9741
IR@sdesigns.com

For Immediate Release

SIGMA DESIGNS, INC. REPORTS SECOND QUARTER RESULTS

MILPITAS, Calif.,- August 26, 2003 - Sigma Designs®, Inc. (Nasdaq: SIGM), a leader in digital media processing for consumer appliances, announced results for its second fiscal quarter ended July 31, 2003.

Net revenues for the second quarter were $7,874,000, up from $7,835,000 for the previous quarter and up 142% from $3,256,000 reported for the same period last year. Sigma reported a net profit of $671,000 or $0.04 per basic share and $0.03 per diluted share. This compares to a net profit of $426,000, or $0.02 per basic and diluted share for the previous quarter, and a net loss of $2,552,000, or $(0.16) per basic and diluted share during the same period one year ago. The nearly flat revenue is primarily attributable to increased levels of chipset demand for IP video set-top boxes, offset by seasonal slowdown in DVD players.

"This second quarter revenue is within our expectations and indicates our current strength compared to our seasonal revenue decline in the second quarter. As a result, we are pleased to report our fourth consecutive quarter of sequential revenue growth and our second consecutive quarter of profitability. Additionally, as a result of a substantial equity investment this quarter, we have a net cash balance of more than $20 million. Moving forward, we are confident in our ability to deliver continued sequential revenue growth throughout this year, and likewise anticipate a period of overall profitability," stated Chairman and Chief Executive Officer, Thinh Tran, Sigma Designs. "From a strategic perspective, we are seeing increasing strength in the IP video set-top box market, seasonal increases for sales growth in advanced DVD players for the second half of this year, and many prospects for future revenue in high definition TV products."

Recent business developments include:

  Announced with Microsoft that Sigma is working with Microsoft TV as part of its long-term strategy to provide future digital television solutions. Most significantly, Sigma's EM8605 will become a key media processing component for the hardware reference design that, when combined with Microsoft TV, will enable advanced audio and video processing in next-generation set-top boxes.

  Announced that Mediabolic, a leading provider of middleware solutions for networked entertainment products, has entered into a strategic collaboration with Sigma for future platform development.

  Announced that Envivio, a leading provider of MPEG-4 broadcast and streaming solutions, will be integrating Sigma's high-definition television (HDTV) decoder chip with its MPEG-4 IP technology. This solution will meet the HDTV needs of the telco industry by supporting digital TV, DVD, video-on-demand (VOD), and personal video recording (PVR) applications.

  Announced that KiSS Technology will be the exclusive distributor for Sigma Designs REALmagic® Xcard in Europe, providing customers and dealers with a single distributor to obtain Xcards.

The conference call relating to second quarter results will take place following this announcement at 5:00 PM EST today, August 26. The dial-in number is 1-800-352-4678. Investors will have the opportunity to listen live to the conference call via the Internet through www.vcall.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Sigma Designs, Inc.

Sigma Designs specializes in silicon-based MPEG decoding for streaming video, progressive DVD playback and advanced digital set-top boxes. Sigma's award-winning REALmagic® Video Streaming Technology is used in both commercial and consumer applications providing highly integrated solutions for high-quality decoding of MPEG-1, MPEG-2 and MPEG-4. Headquartered in Milpitas, Calif., Sigma also has sales offices in China, Europe, Hong Kong, Japan, Korea and Taiwan. For more information, please visit our web site at www.sigmadesigns.com.

REALmagic and Sigma Designs are registered trademarks of Sigma Designs. All other products and companies referred to herein are trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the anticipation of continued sequential revenue growth throughout this year and a period of overall profitability, the expectation of continued increasing strength in the IP video set-top box market, seasonal increases for sales growth in advanced DVD players for the second half of this year, and many prospects for future revenue growth in high definition TV products, and the belief that various recent business developments will lead to products that meet future customer needs and deliver expected performance benefits. Actual results may vary materially due to a number of factors including, but not limited to, general economic conditions, including continuance of the current downturn, and economic conditions specific to the semiconductor industry, the rate of growth of the set-top box market in general, our ability to deploy Sigma products in these markets, the ability of our REALmagic MPEG silicon to compete with other technologies in these emerging markets, the risk that such products will not gain widespread acceptance or will be rendered obsolete by product offerings of competitors or by alternative technologies and other risks including delays in the manufacturer's deployment of set-top boxes. Other risk factors are detailed from time to time in our SEC reports, including the report on Form 10-K for the year ended January 31, 2003 and on Form 10-Q for the quarter ended April 30, 2003. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Sigma undertakes no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Following are comparative, unaudited highlights of the second quarter and first-half of fiscal 2004:

Quarter ended July 31 ,                                   2003        2002
-----------------------                               -----------  -----------
Net revenues..........................................$ 7,874,000  $ 3,256,000
Net income (loss).....................................$   671,000  $(2,552,000)
Basic net income (loss) per share.....................$      0.04  $     (0.16)
Basic weighted average shares......................... 19,152,000   16,458,000
Diluted net income (loss) per share...................$      0.03  $     (0.16)
Diluted weighted average shares....................... 22,653,000   16,458,000

Six months ended July 31 ,                                2003        2002
-----------------------                               -----------  -----------
Net revenues..........................................$15,709,000  $ 6,710,000
Net income (loss).....................................$ 1,097,000  $(4,859,000)
Basic net income (loss) per share.....................$      0.06  $     (0.30)
Basic weighted average shares......................... 18,390,000   16,427,000
Diluted net income (loss) per share...................$      0.05  $     (0.30)
Diluted weighted average shares....................... 21,371,000   16,427,000

SIGMA DESIGNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

                                                         July 31,  January 31,
                                                           2003        2003*
                                                       -----------  -----------
                        Assets

Current assets:
  Cash and cash equivalents.......................... $    20,176  $       755
  Accounts receivable - net..........................       4,041        4,366
  Inventories........................................       3,655        2,472
  Restricted cash....................................      12,000       12,000
  Prepaid expenses & other...........................         295          176
                                                       -----------  -----------
              Total current assets...................      40,167       19,769

Equipment & leasehold improvements, net..............       1,159        1,331
Other assets.........................................         288          317
                                                       -----------  -----------
Total................................................ $    41,614  $    21,417
                                                       ===========  ===========
          Liabilities and shareholders' equity

Current liabilities:
  Bank line of credit................................ $    12,000  $    12,000
  Accounts payable...................................       2,816        1,502
  Accrued liabilities and other......................       1,947        1,681
  Current portion of capital lease obligation........          20          127
                                                       -----------  -----------
              Total current liabilities..............      16,783       15,310

Other long-term liabilities..........................         290          305

Shareholders' equity:
  Common stock.......................................      85,920       68,295
  Accumulated other comprehensive income.............          30           13
  Accumulated deficit................................     (61,409)     (62,506)
                                                       -----------  -----------
              Total shareholders' equity.............      24,541        5,802
                                                       -----------  -----------
Total................................................ $    41,614  $    21,417
                                                       ===========  ===========

* Derived from audited balance sheet included in the Company's annual report on Form 10-K for the year ended January 31, 2003

SIGMA DESIGNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

                                              Three months ended    Six months ended
                                                   July 31,              July 31,
                                             --------------------  --------------------
                                               2003       2002       2003       2002
                                             ---------  ---------  ---------  ---------
Net revenues.............................. $   7,874  $   3,256  $  15,709  $   6,710

Costs and expenses:
   Costs of revenues......................     2,762      1,869      5,980      3,322
   Research and development...............     2,634      1,903      5,074      4,197
   Sales and marketing....................     1,169      1,030      2,358      2,238
   General and administrative.............       641        861      1,156      1,621
                                             ---------  ---------  ---------  ---------
      Total costs and expenses............     7,206      5,663     14,568     11,378
                                             ---------  ---------  ---------  ---------

Income (loss) from operations.............       668     (2,407)     1,141     (4,668)
Interest and other income (expense), net..         4       (145)       (34)      (189)
                                             ---------  ---------  ---------  ---------

Income (loss) before income taxes.........       672     (2,552)     1,107     (4,857)
Provision for income taxes................         1          -         10          2
                                             ---------  ---------  ---------  ---------

Net income (loss)......................... $     671  $  (2,552) $   1,097  $  (4,859)
                                             =========  =========  =========  =========

Basic net income (loss) per share......... $     0.04 $   (0.16) $    0.06  $   (0.30)

Shares used in computing per
   share amount - basic...................     19,152    16,458     18,390     16,427

Diluted net income (loss) per share....... $     0.03 $   (0.16) $    0.05  $   (0.30)

Shares used in computing per
   share amount - diluted.................     22,653    16,458     21,371     16,427